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                           [LETTERHEAD OF LATHAM & WATKINS]



                                  October 20, 1997



Hibbett Sporting Goods, Inc.
451 Industrial Lane
Birmingham, Alabama 35211

      Re:   Registration Statement on Form S-1
            Hibbett Sporting Goods, Inc.
            File No. 333-36913
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Ladies and Gentlemen:

      In connection with the registration of up to 1,303,177 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Hibbett Sporting Goods, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on October 1, 1997 (File No. 333-36913)(the "Registration Statement") of which 200,000 shares of the Common Stock are to be offered by the Company (together with any additional shares of Common Stock to be offered by the Company and registered pursuant to Rule 462(b) of the Act, the "Company Common Stock") and up to 1,103,177 shares of Common Stock are to be offered by certain selling stockholders of the Company (together with any additional shares of Common Stock to be offered by such selling stockholders and registered pursuant to Rule 462(b) of the Act, the "Selling Stockholders Common Stock"), including 169,980 shares of Common Stock that may be so offered pursuant to an over-allotment option granted to the underwriters, you have requested our opinion with respect to the matters set forth below.

      In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Company Common Stock and the Selling Stockholders

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Hibbett Sporting Goods, Inc.
October 20, 1997
Page 2


Common Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

      Subject to the foregoing, it is our opinion, as of the date hereof, that (i) the Company Common Stock has been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholders Common Stock has been duly authorized and is validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement and any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Act and to the reference to our firm contained under the heading "Legal Maters."


                                          Very truly yours,



                                          /s/ LATHAM & WATKINS
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                                          LATHAM & WATKINS